TRUST ACCOUNT AGREEMENT

ORBIT ACQUISITION CORP.

AND

THE BANK OF NEW YORK, as Account Agent

This TRUST ACCOUNT AGREEMENT (the “Agreement”) is made as of __________, 2008 by and between Orbit Acquisition Corp., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as account agent (the “Account Agent”).

RECITALS:

WHEREAS, the Company’s Registration Statement on Form S-1, No. 333-149404 (“Registration Statement”), for its initial public offering (“IPO”) of its units, each comprised of one share of common stock, par value $0.0001 per share, and one warrant to purchase one share of common stock, has been declared effective as of the date hereof by the Securities and Exchange Commission;

WHEREAS, J.P. Morgan Securities Inc. is acting as the representative (the “Representative”) of the underwriters in the IPO (the “Underwriters”) pursuant to an underwriting agreement dated on or about the date hereof between the Company and the Underwriters (the “Underwriting Agreement”);

WHEREAS, as described in the Company’s Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, $247,750,000 of the net proceeds of the IPO and the proceeds of the sale to Orbit Holdings, LLC of warrants to purchase shares of common stock ($284,125,000 if the Underwriters’ over-allotment option is exercised in full) will be delivered to the Account Agent (the “Account Property”) to be deposited and held in a trust account for the benefit of the Company, the Underwriters and the holders of the Company’s securities issued and sold in the IPO as hereinafter provided (the “Public Stockholders,” and collectively with the Underwriters and the Company, the “Beneficiaries”);

WHEREAS, pursuant to the Underwriting Agreement, a portion of the Account Property equal to $10,000,000 (or $11,500,000 if the Underwriters’ over-allotment option is exercised in full or a pro rata portion thereof pursuant to the terms of the Underwriting Agreement if the Underwriter’s over-allotment option is exercised in part, but not in full, prior to the time of its expiration) is attributable to deferred underwriting discounts and commissions (the “Deferred Discount”) that will become payable by the Company to the Underwriters upon the consummation of an initial business combination with a target business or target businesses as described in the Registration Statement (a “Business Combination”), which shall be reduced pro rata pursuant to the Underwriting Agreement by the exercise by Public Stockholders of any conversion rights in connection with an Extension or a Business Combination; and

WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions pursuant to which the Account Agent shall hold the Account Property;

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Appointment of Account Agent; Deposit of Account Property. The Account Agent is hereby instructed to establish a segregated trust account (Account Number                 ) (the “Trust Account”) at The Bank of New York, as Trust Account Agent. The Company shall cause the Account Property to be delivered to the Account Agent in connection with the closing of the IPO by no later than 12:00 noon eastern time and the Account Agent is hereby instructed to hold the Account Property in the Trust Account in accordance with this Agreement. The Account Agent shall acknowledge receipt of the Account Property.

Section 2. Investment by Account Agent. In a timely manner, upon the written instruction of the Company, the Account Agent shall invest and reinvest the Account Property only in (a) U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of 180 days or less or (b) one or more money market funds for which The Dreyfus Corporation or any subsidiary or affiliate thereof serves as investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, selected by the Company, which money market funds invest only in U.S. “government securities” and otherwise meeting the conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, notwithstanding that (i) The Dreyfus Corporation is an affiliate of the Account Agent, (ii) the Account Agent and any of its affiliates may charge, collect and retain for its own account fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (iii) the Account Agent and any of its affiliates may charge, collect and retain for its own account fees and expenses for services rendered pursuant to this Agreement and for services rendered to the Company under other agreements, including without limitation for services as transfer agent, warrant agent or escrow agent, and may, in addition to such fees and expenses, earn other income relating to the Account Property. The Company shall disclose the matters set forth in this Section 2 in the prospectus comprising part of the Registration Statement. All income arising from the Account Property shall become part of the Account Property, as such term is used herein. Without limiting any provision of this Section 2, if at any time, the Account Property is held directly in a bank deposit account at The Bank of New York, The Bank of New York may earn income from the proceeds while held in such bank deposit account.

Section 3. Distribution and Release of Account Property. The Account Agent shall commence liquidation of the Trust Account only after receipt of and only in accordance with the terms of a letter (a “Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its Chief Executive Officer, Chairman, President or Chief Financial Officer, and complete the liquidation of the Trust Account and distribute the Account Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein, provided, however, that in the event that a Termination Letter has not been received by the Account Agent by the Last Date (as defined in Section 6(a) below), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Stockholders of record as of the Last Date. In all cases, the Account Agent shall provide the Representative with a copy of any Termination Letters and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives same. The Account Agent shall also disburse such funds from the Trust Account from time to time as may be necessary, (a) to pay in a timely manner any taxes incurred as a result of interest or other income earned on the Account Property upon receipt and only in accordance with the terms of a letter from the Company (a “Tax Disbursement Letter”), in a form substantially similar to that attached hereto as Exhibit C, signed on behalf of the Company by its Chief Executive Officer, Chairman, President or Chief Financial Officer and shall complete the disbursement of funds from the Trust Account and distribute such funds only as directed in the Tax Disbursement Letter and the other documents referred to therein, (b) the interest earned on the Account Property to the Company each month; provided, however, that the aggregate amount of all such distributions pursuant to this clause (b) shall not exceed the lesser of (x) the aggregate amount of interest and any other income actually received or paid on amounts in the Trust Account less an amount equal to any disbursements that have or are estimated to be (assuming an income tax rate of 40%) made pursuant to clause (b) of this section and (y) $3,000,000 (subject to proportional adjustment in the event that the Underwriters’ over allotment option is exercised in full or in part) and (c) as may be necessary for distribution of funds to Public Stockholders who exercised their conversion rights in connection with an Extension (as defined in Section 6(a) below) upon receipt and only in accordance with the terms of an Extension Notification Letter (as defined in Section 6(a) below) signed on behalf of the Company by its Chief Executive Officer, Chairman, President or Chief Financial Officer, and complete the disbursement of funds from the Trust Account and distribute such funds only as directed in the Extension Notification Letter and the other documents referred to therein.

Section 4. Instructions to Account Agent.

(a) The Account Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, Chairman, President or Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Account Agent and the Account Agent shall not be liable or responsible for or in respect of any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. The Account Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such officer.

(b) Within five (5) business days of the closing of the IPO, the Company shall provide the Account Agent with a notice setting forth the date that is 24 months after the date of the final prospectus for the IPO (such date, the “Initial Last Date”).

Section 5. Agreements and Covenants of Account Agent. The Account Agent hereby agrees and covenants to:

(a) Hold the Account Property in the Trust Account in accordance with the terms of this Agreement and in accordance with such instructions as the Company shall provide, in writing, with respect to compliance with any applicable law relating to the treatment of the proceeds of the IPO, including without limitation any law which requires notice to any governmental entity with respect to the release of Account Property from the Trust Account;

(b) Administer the Trust Account in accordance with the terms and conditions set forth herein;

(c) Notify the Company of all communications received by it with respect to any Account Property requiring action by the Company;

(d) Supply any necessary information or documents in the sole possession or control of the Account Agent as may be reasonably requested by the Company in connection with the Company’s preparation of the tax returns for the Trust Account;

(e) Participate, at the Company’s cost and expense, in any plan or proceeding for protecting or enforcing any right or interest arising from the Account Property if, as and when reasonably instructed by the Company to do so;

(f) Render to the Company and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;

(g) Distribute the Deferred Discount to the Representative on behalf of the Underwriters upon receipt of written notice from the Company;

(h) Release to the Company each month the interest earned on the Account Property, provided, however, that the aggregate amount of all such distributions shall not exceed the lesser of (x) the aggregate amount of income actually received on amounts in the Trust Account less an amount equal to estimated taxes that are or will be due on such income at an assumed rate of 40% and (y) $3,000,000;

(i) Commence liquidation of the Trust Account in accordance with the terms herein and a Termination Letter;

(j) The limited distributions referred to in Section 3 for tax obligations of the Company and in Section 5(h) above shall be made only from the interest collected on the Account Property. No distributions from the Trust Account shall be permitted except in accordance with Sections 3, 5(h) and 5(i) hereof; and

(k) Distribute, upon receipt of an Extension Notification Letter, to Public Stockholders who exercised their conversion rights in connection with an Extension an amount equal to the pro rata share of the Account Property relating to the shares for which such Public Stockholders have exercised conversion rights in connection with a vote of stockholders for an Extension.

Section 6. Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a) Within five (5) business days after the vote of the Company’s stockholders regarding an Extension, provide the Account Agent with a letter (an “Extension Notification Letter”) (with a copy to the Representative)

providing (i) that the Initial Last Date has been extended (an “Extension”) to a date that is not more than six (6) months after the Initial Last Date (such date, the “Extended Last Date”; as used herein the term “Last Date” shall mean the Initial Last Date unless and until there is an Extension in which case it shall thereafter mean the Extended Last Date), and (ii) instructions for the distribution of funds to Public Stockholders who exercised their conversion option in connection with the Extension; and

(b) Within five (5) business days after the Underwriters’ over-allotment option (or any unexercised portion thereof) expires or is exercised in full, provide the Account Agent with a notice in writing (with a copy to the Representative) of the total amount of the Deferred Discount to be released to J.P. Morgan Securities Inc. upon consummation of a Business Combination, which shall in no event be less than $10,000,000, reduced pro rata pursuant to the Underwriting Agreement by the exercise of the Public Stockholders of any conversion rights in connection with an Extension and/or a Business Combination.

Section 7. Indemnification. The Company agrees to indemnify Account Agent and hold it harmless from and against any loss, liability, claim (whether with or without basis in fact or law), demand, cost or expense (collectively, “Loss”) arising out or in connection with the Account Agent’s duties under this Agreement or its appointment, including the reasonable costs and expenses of defending itself against any loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of Account Agent’s negligence or intentional misconduct. The Account Agent shall have the right to employ separate counsel in any such action, suit, proceeding, litigation or investigation and participate in the investigation and defense thereof, and the Company shall pay the reasonable fees and expenses of such separate counsel.

Section 8. Limitation of Liability.

(a) In the absence of negligence or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction), Account Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. The Account Agent shall exercise the same degree of care toward the Account Property as it exercises toward its own similar property and shall not be held to any higher standard of care under this Agreement, nor be deemed to owe any fiduciary duty to the Company, any of the holders of the Company’s common stock issued in the IPO (the “Public Stockholders”) or any other person or entity.

(b) In no event will Account Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Account Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

Section 9. Concerning the Account Agent. The Account Agent shall have no responsibility or liability to:

(a) Institute any action, suit or other proceeding for the collection of any principal or income arising from, or institute, appear in or defend any action, suit or other proceeding of any kind with respect to, any of the Account Property, or to take any other action likely to involve expense, unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced to it funds sufficient to pay any reasonable fees of the Account Agent and costs, expenses, disbursements and advances incident thereto;

(b) Change the investment of any Account Property, other than in accordance with written instructions of the Company;

(c) Refund or make any reimbursement with respect to any depreciation or decline in principal of any Account Property;

(d) Assume that the authority of any person designated by the Company to give instructions hereunder shall be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Account Agent prior to the reliance on such revoked authority;

(e) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement or the Termination Letter;

(f) Verify calculations, qualify or otherwise approve Company requests for distributions pursuant to Section 3 above; or

(g) Pay any taxes on behalf of the Trust Account; provided, that the foregoing shall not limit the obligation of the Account Agent to disburse proceeds for the payment of taxes in accordance with a Tax Disbursement Letter from the Company.

(h) The Account Agent shall be obligated to perform only such duties, responsibilities and obligations as are expressly set forth in this Agreement. No implied duties, responsibilities or obligations shall be inferred from this Agreement against the Account Agent. Without limiting the foregoing, the Account Agent shall not be subject to, nor be required to comply with or determine if any person or entity has complied with, the Registration Statement or the provisions of any agreement between or among the Company, the Public Stockholders or any other person or entity beyond the specific terms hereof, or to comply with any notice, instruction, direction, request or other communication, paper, document other than as expressly set forth in this Agreement.

(i) The Account Agent may rely conclusively and shall be protected in acting upon any order, judgment, instruction, notice, demand, certificate, opinion or advice of counsel (including counsel to the Company or counsel chosen by or who may be an employee of the Account Agent or one of its affiliates), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Account Agent, in good faith, to be genuine and to be signed on behalf of the Company by its Chief Executive Officer, Chairman, President or Chief

Financial Officer. The Account Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless (i) evidenced by a written instrument delivered to the Account Agent signed by the Company’s Chief Executive Officer, Chairman, President or Chief Financial Officer, and (ii) if the duties or rights of the Account Agent are affected, unless it shall have given its prior written consent thereto.

(j) At any time the Account Agent may request in writing an instruction in writing from the Company, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Account Agent shall not be liable or responsible for acting without the Company’s consent in accordance with such a proposal on or after the date specified therein; provided, that the specified date shall be at least five (5) business days after the Company receives the Account Agent’s request for instructions and its proposed course of action; and provided, further, that, prior to so acting, the Account Agent has not received from the Company the written instructions so requested.

(k) The Account Agent may act pursuant to the advice of counsel chosen by it (who may be legal counsel to the Company or counsel chosen by or who may be an employee of the Account Agent or one of its affiliates) with respect to any matter relating to this Account Agreement and shall not be liable or responsible for any action taken or omitted to be taken in accordance with such advice.

(l) In the event the Account Agent believes any ambiguity or uncertainty exists in the provisions governing the Account Property or as to how to proceed, such that the Account Agent, in its sole and absolute discretion, deems it necessary for its protection so to do, the Account Agent may refrain from taking any action other than: (i) to retain custody of the Account Property deposited hereunder until it shall have received written instructions, which in the judgment of the Account Agent clarify the ambiguity, or (ii) to deposit the Account Property with a court of competent jurisdiction and thereupon to have no further duties or responsibilities in connection therewith.

(m) The recitals contained herein shall be deemed to be statements of the Company only, and the Account Agent assumes no liability or responsibility for their correctness or to verify the same.

(n) The Account Agent shall have no liability or responsibility with respect to the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Account Agent); nor shall it be liable or responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any other agreement.

(o) The Company will from time to time perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Account Agent for the carrying out or performing by the Account Agent of the provisions of this Agreement.

(p) No provision of this Agreement shall require the Account Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of its rights hereunder.

Section 10. Compensation. The Company shall pay the Account Agent an initial acceptance fee, annual fee, and transaction fee in accordance with Schedule I hereto for all services rendered by it hereunder and reimburse the Account Agent for all its out-of-pocket costs, expenses, taxes, governmental charges, and other charges of any kind and nature incurred by the Account Agent (including, without limitation, reasonable fees and disbursements of counsel) in connection with the preparation, negotiation, amendment, modification, waiver, execution, delivery, performance or enforcement of this Agreement. The Company shall pay such acceptance fee and the first year’s annual fee to the Account Agent on the date hereof and thereafter shall pay each succeeding year’s annual fee in advance on each anniversary of the date hereof. Said transaction processing fees shall be deducted by the Account Agent from the disbursements made to the Company pursuant to Section 3 hereof. The fees set forth in this Section 10 shall be in addition to, and shall not include, any fee referred to in Section 9(a) hereof (it being expressly understood that the Account Property, other than portions of the disbursements made pursuant to Sections 3 and 5(h) hereof, shall not be used to make any payments to the Account Agent under this paragraph and under Section 9(a) hereof);

Section 11. Resignation or Removal of Account Agent.

(a) The Account Agent may resign by giving written notice to the Company. Such resignation shall take effect upon delivery of the Account Property, and all documentation relating thereto in possession of the Account Agent or its affiliates, to a successor Account Agent designated in writing by the Company, and the Account Agent shall thereupon be discharged from all obligations under this Agreement, and shall have no further duties or responsibilities in connection herewith.

(b) In the event the Account Agent fails to perform its obligations under this Agreement, the Company may remove the Account Agent upon written notice to the Account Agent. Such removal shall take effect upon delivery of the Account Property, and all documentation relating thereto in possession of the Account Agent or its affiliates, to a successor Account Agent designated in writing by the Company, and the Account Agent shall thereupon be discharged from all obligations under this Agreement, and shall have no further duties or responsibilities in connection herewith. The Account Agent shall deliver the Account Property, and all documentation relating thereto in possession of the Account Agent or its affiliates, without unreasonable delay after receiving the Company’s designation of a successor Account Agent.

(c) If after 30 days from the date of delivery of its written notice of intent to resign or of the Company’s notice of removal the Account Agent has not received a written designation of a successor Account Agent, the Account Agent’s sole responsibility shall be in its sole discretion either to retain custody of the Account Property without any obligation to invest or reinvest any such Account Property until it receives such designation, or to apply to a court of competent jurisdiction for appointment of a successor Account Agent and after such appointment to have no further duties or responsibilities in connection herewith.

(d) The Company shall, at its own expense, promptly notify each of the Public Stockholders of the resignation or removal of the Account Agent and of the designation of a successor Account Agent.

Section 12. Termination of Agreement.

(a) This Agreement shall terminate at such time that the Account Agent has completed the liquidation of the Trust Account in accordance with this Agreement, and distributed the Account Property in accordance with the provisions of the Termination Letter; or on such date after [____________, 200_] when the Account Agent deposits the Account Property with a court of competent jurisdiction in the event that, prior to such date, the Account Agent has not received a Termination Letter from the Company as described herein.

(b) Sections 7, 10 and 4(b), 8(a), 8(b), 9(a), 9(m), 9(n), 9(p) and 13(l) shall survive the termination of this Agreement or any resignation or removal of the Account Agent.

Section 13. Miscellaneous.

(a) Security Procedures. The Company and the Account Agent each acknowledge that the Account Agent will follow the security procedures set forth below with respect to funds transferred from the Trust Account. Upon receipt of written instructions, the Account Agent will confirm such instructions with an Authorized Individual at an Authorized Telephone Number listed on the attached Exhibit D. The Company and the Account Agent will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information, or of any change in its authorized personnel. In executing funds transfers, the Account Agent will rely upon account numbers or other identifying numbers of a recipient, recipient’s bank or intermediary bank, rather than names.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of another jurisdiction. It may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the parties hereto irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Each party hereto hereby irrevocably and waives all right to trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of this Agreement, and the transactions contemplates hereby.

(c) Entire Agreement. This Agreement constitutes the understanding of the parties hereto with respect to the subject matter hereof.

(d) Amendments. This Agreement or any provision hereof may only be changed, waived, amended or modified by a writing signed by each of the parties hereto; provided, that this Agreement may not be materially changed, waived, amended or modified without the written consent of each of the Public Stockholders adversely affected thereby; provided further, that this Agreement may not be amended in such a manner as to adversely affect the right of the Underwriters to receive the Deferred Discount without the written consent of the Representative. For purposes of this Agreement, the Account Agent may rely on a list of Public Stockholders provided to it by the Company from time to time as to the identities of the Public Stockholders.

(e) Headings. The headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of this Agreement.

(f) Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; and provided further that (i) consent is not required for an assignment to an affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement. Any attempted assignment in violation of the foregoing will be void.

(g) Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Company: Orbit Acquisition Corp. 623 Fifth Avenue, 19th Floor New York, NY 10022 Attn: Garry N. Hubbard Tel: (212) 209-2000 Fax:	with an additional copy to: [additional notice name and address]

If to Account Agent:	with an additional copy to:
The Bank of New York	Mellon Investor Services LLC
c/o BNY Mellon Shareowner Services	Newport Office Center VII
Newport Office Center VII	480 Washington Blvd.
480 Washington Blvd.	Jersey City, NJ 07310
Jersey City, NJ 07310	Attn: Legal Department
Attn: Declan Denehan	Tel: 201-680-2198
Tel: 201-680-4463	Fax: 201-680-4610
Fax: 201-680-4601

(h) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other and the Representative, which consent shall not be unreasonably withheld or delayed, provided, however, that consent is not required for an assignment to an affiliate of the Account Agent. Any purported assignment without such required consent shall be null and void.

(i) Authority. Each of the Account Agent and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder.

(j) Waiver. The Account Agent has no right, title, interest, or claim of any kind (“Claim”) in or to any monies or Account Property in the Trust Account, and hereby waives any Claim in or to any monies or Account Property in the Trust Account it may have in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

(k) Publicity. No printed or other material in any language, including prospectuses, notices, reports, and promotional material that mentions The Bank of New York or any of its affiliates by name shall be issued by the Company, or on the Company’s behalf, without the prior written consent of The Bank of New York, which consent shall not be unreasonably withheld.

(l) Force Majeure. In no event shall the Account Agent be liable or responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have duly executed this Trust Account Agreement as of the date first written above.

ORBIT ACQUISITION CORP.

By:
Name: Garry N. Hubbard Title: Chief Executive Officer and President

THE BANK OF NEW YORK, as Account Agent

By:
Name: Title:

Signature Page to the Trust Account Agreement

Schedule I

Account Agent Fees For Trust Account Agreement Services

EXHIBIT A

[Company Letterhead]

[Insert date]

The Bank of New York, as Account Agent

C/o BNY Mellon Shareowner Services

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attention: Declan Denehan

Re:	Trust Account No. Termination Letter

Ladies and Gentlemen:

Pursuant to the Trust Account Agreement between Orbit Acquisition Corp. (“Company”) and The Bank of New York (“Account Agent”), dated as of [__________, 200_] (“Trust Account Agreement”), this is to advise you that the Company has entered into an agreement (“Business Agreement”) with                                                       (“Target Business”) to consummate a business combination with the Target Business (“Business Combination”) on or about [insert date]. The Company shall notify you at least two business days in advance of the actual date of the consummation of the Business Combination (“Consummation Date”). Capitalized terms used and not defined herein shall have their respective meanings set forth in the Trust Account Agreement.

In accordance with the terms of the Trust Account Agreement, we hereby authorize you to commence liquidation of the Trust Account to the effect that, on the Consummation Date, all of funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date.

Not later than two business days prior to the Consummation Date, the Company shall deliver to you written instructions with respect to the transfer of the funds held in the Trust Account, including such instructions as may be necessary to ensure compliance with any applicable law relating to the treatment of the proceeds of the IPO, including without limitation any law which requires notice to any governmental entity with respect to the release of the Account Property from the Trust Account (“Instruction Letter”), which shall include instructions for the distribution of funds to Public Stockholders who exercised their conversion option in connection with a Business Combination and for the distribution of the Deferred Discount to the Representative on behalf of the Underwriters. You are hereby directed and authorized to transfer the funds held in the Trust Account on the Consummation Date upon your receipt of the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits or investments held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the

Consummation Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Account Agreement shall be terminated and the Trust Account closed.

In the event that (a) on or before the Consummation Date, we have notified you that the Business Combination has not been or will not be consummated on the Consummation Date described in the notice thereof and (b) we have not notified you on or before the original Consummation Date of a new Consummation Date, then the funds held in the Trust Account shall be reinvested as provided in the Trust Account Agreement on the business day immediately following the Consummation Date as set forth in the notice. In the event that (a) on or before the Consummation Date, we have notified you that the Business Combination has not been or will not be consummated on the Consummation Date described in the notice thereof and (b) we have notified you on or before the original Consummation Date of a new Consummation Date, then you shall continue to liquidate the Trust Account to the effect that, on the new Consummation Date, all of the funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the new Consummation Date.

Very truly yours,

Orbit Acquisition Corp.

By:

EXHIBIT B

[Company Letterhead]

[Insert date]

The Bank of New York, as Account Agent

C/o BNY Mellon Shareowner Services

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attention: Declan Denehan

Re:	Trust Account No. ___________

Termination Letter

Ladies and Gentlemen:

Pursuant to the Trust Account Agreement between Orbit Acquisition Corp. (“Company”) and The Bank of New York (“Account Agent”), dated as of [_________, 200_] (“Trust Account Agreement”), this is to advise you that the Company has been unable to consummate an initial Business Combination (as defined in the Trust Account Agreement) with a target business within the time frame specified in the Company’s Amended and Restated Certificate of Incorporation, as described in the Company’s prospectus relating to its initial public offering, and the Company is proceeding to dissolve and liquidate the Trust Account. Capitalized terms used and not defined herein shall have their respective meanings set forth in the Trust Account Agreement. Attached hereto is a copy of the minutes of the meeting of the Board of Directors of the Company relating thereto, certified by the Secretary of the Company as true and correct and in full force and effect.

In accordance with the terms of the Trust Account Agreement, we hereby authorize you to commence liquidation of the Trust Account as promptly as practicable to the Public Stockholders of record as of the Last Date. Not more than five (5) business days following the Last Date, the Company will deliver to you a list of Public Stockholders of record as of the Last Date. You will notify the Company in writing as to when all of the funds in the Trust Account will be available for immediate transfer (“Transfer Date”). You shall commence distribution of such funds in accordance with the terms of the Trust Account Agreement and you shall oversee the distribution of the funds. Upon the payment of all the funds in the Trust Account, the Trust Account Agreement shall be terminated and the Trust Account closed.

Very truly yours,

Orbit Acquisition Corp.
By:

EXHIBIT C

[Company Letterhead]

[Insert date]

The Bank of New York, as Account Agent

C/o BNY Mellon Shareowner Services

480 Washington Blvd., 29th Floor

Jersey City, NJ 07310

Attention: Declan Denehan

Re:	Trust Account No. __________ Tax Disbursement Letter

Ladies and Gentlemen:

Pursuant to the Trust Account Agreement between Orbit Acquisition Corp. (“Company”) and The Bank of New York (“Account Agent”), dated as of [__________, 200_] (“Trust Account Agreement”), this is to advise you that the Trust Account (as defined in the Trust Account Agreement) has incurred a total of $                                         in taxes (the “Tax Payments”) for the period from __________ ___, 200__ to __________ ___, 200__ (the “Tax Period”) as a result of interest and other income earned on the Account Property (as defined in the Trust Account Agreement) during the Tax Period.

In accordance with the terms of the Trust Agreement, we hereby authorize you to distribute from the Trust Account proceeds from the Account Property equal to the aggregate Tax Payments on such dates, in such amounts and to such payees as indicated on the Schedule of Tax Payments attached hereto as Schedule 1.

Very truly yours, Orbit Acquisition Corp.
By:

SCHEDULE 1

SCHEDULE OF TAX PAYMENTS

[Payee]
Payment Date:
Amount:
Address:

[Payee]
Payment Date:
Amount:
Address:

[Payee]
Payment Date:
Amount:
Address:

EXHIBIT D

AUTHORIZED INDIVIDUAL(S)	AUTHORIZED
FOR TELEPHONE CALL BACK	TELEPHONE NUMBER(S)

Company:

Orbit Acquisition Corp.
623 Fifth Avenue, 19th Floor
New York, NY 10022

Attention: Garry N. Hubbard

Account Agent:

The Bank of New York
[Address]

Attention: